Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Arcadia Biosciences, Inc. and its subsidiary (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's ability to continue as a going concern) dated March 20, 2018, appearing in the Annual Report on Form 10-K of Arcadia Biosciences, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

March 20, 2018